EXHIBIT 4(a)

FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
SALT LAKE CITY, UTAH
SELF DIRECTED INCOME ANNUITY
VARIABLE AND/OR FIXED INCOME
NONPARTICIPATING
Fidelity Investments Life Insurance Company agrees to pay lifetime income to the Annuitant, and the Joint Annuitant if any, beginning with the first Annuity Income Date and to provide the other rights and benefits of this Contract.
These agreements are subject to all the provisions of this Contract.
This Contract has been issued in return for the attached application and the single purchase payment made.
ALL INCOME AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.
Signed for the Company at its Executive Offices, Boston, Massachusetts
 PRESIDENT SECRETARY
TEN DAY RIGHT TO RETURN THE CONTRACT
When this Contract is issued, you have 10 days after you receive it from the Company to examine it. Within those 10 days you can return the Contract to the Company or its agent for any reason. If you do, the Contract will be canceled. We will promptly refund the greater of (1) your purchase payment (without interest) and (2) the amount of your purchase payment plus the investment performance of the Money Market Investment Option.
PLEASE READ YOUR CONTRACT CAREFULLY
This is a legal contract between you and the Company.

GUIDE TO CONTRACT PROVISIONS
  PAGE
  Page
Contract Schedule 4
Definitions 5
General Provisions 7
 Entire Contract
 Misstatement of Date of Birth or Sex
 Reports
 Proof of Death
 Proof of Survival
 Protection of Proceeds
 Termination
 Nonparticipating
 Assignment
 Determination of Values
 Written Notice to the Annuity Service Center
Purchase Payment 9
 Purchase Payment
 Net Purchase Payment
 Allocation of Purchase Payment
The Variable Account 9
 Variable Account
 Investment Options
 Charges Against the Investment Options
 Net Investment Factor
 Taxes
 Transfers Among Investment Options
 Postponement of Benefits
 Reserved Rights
Death Benefit 12
 Death Benefit
Owner(s), Annuitant, Joint Annuitant and Beneficiary(ies) 12
 Owner(s)
 Annuitant
 Joint Annuitant
 Beneficiary(ies)
 Change of Beneficiary
Annuity Provisions 14
 Annuity Income Dates
 Annuity Income Options
 Fixed Annuity Income
 Variable Annuity Income
 Combination Annuity Income
 Annuity Income Unit Value
 Determination of Variable Annuity Income
 Exchange of Annuity Income Units

CONTRACT SCHEDULE
SELF DIRECTED INCOME ANNUITY
ANNUITY SERVICE CENTER
P.O. BOX 1306, BOSTON, MA  02104-9907
CONTRACT NUMBER Z00000000
CONTRACT DATE FEBRUARY 1, 1992
FIRST ANNUITY INCOME DATE JUNE 1, 1992
ANNUITANT WILLIAM PENN
 DATE OF BIRTH 12/9/45
 SEX MALE
JOINT ANNUITANT MARTHA PENN
 DATE OF BIRTH 8/12/48
 SEX FEMALE
SINGLE PURCHASE PAYMENT $25,000
VARIABLE PORTFOLIOS
MONEY MARKET EQUITY-INCOME
HIGH INCOME GROWTH
ASSET MANAGER OVERSEAS
INVESTMENT GRADE BOND INDEX 500
FREQUENCY OF ANNUITY INCOME:
GUARANTEE PERIOD:
REDUCED ANNUITY INCOME PERCENTAGE AFTER DEATH OF ANNUITANT OR JOINT
ANNUITANT:
PERCENTAGE ALLOCATION OF PURCHASE PAYMENT TO PROVIDE:
 FIXED ANNUITY INCOME: VARIABLE ANNUITY INCOME:
FIXED INCOME AMOUNT ON FIRST ANNUITY INCOME DATE:
ESTIMATED VARIABLE INCOME AMOUNT FOR FIRST ANNUITY INCOME DATE:
BENCHMARK RATE OF RETURN:
 ANNUAL: DAILY FACTOR:

CONTRACT SCHEDULE
SELF DIRECTED INCOME ANNUITY
ANNUITY INCOME OPTION:
SINGLE LIFE ANNUITY
We will provide annuity income, beginning with the first Annuity Income Date, for your entire life. Annuity income stops when you are no longer living.
SINGLE LIFE ANNUITY WITH A GUARANTEED NUMBER OF YEARS OF ANNUITY INCOME
We will provide annuity income, beginning with the first Annuity Income Date, for your entire life or for a guaranteed number of years, whichever is longer. The guaranteed number of years you have selected is shown on the Contract Schedule page.
If you die on or after the first Annuity Income Date and before the end of the guarantee period, we will provide the remaining annuity income to the Beneficiary(ies) according to the terms of this Contract.
JOINT AND SURVIVOR ANNUITY WITH FULL ANNUITY INCOME TO THE SURVIVOR
We will provide annuity income, beginning with the first Annuity Income Date, jointly to you and the Joint Annuitant while you are both living. After the death of either of you, we will continue to provide the full amount of annuity income to the survivor. Annuity income stops when both you and the Joint Annuitant are no longer living.
If either you or the Joint Annuitant die before the first Annuity Income Date, we will adjust the annuity income so that it equals what would have been paid under a single life annuity issued to the survivor.
JOINT AND SURVIVOR ANNUITY WITH FULL ANNUITY INCOME TO THE SURVIVOR AND A GUARANTEED NUMBER OF YEARS OF ANNUITY INCOME
We will provide annuity income, beginning with the first Annuity Income Date, while either you or the Joint Annuitant is still living or for a guaranteed number of years, whichever is longer. We will provide full annuity income jointly to you and the Joint Annuitant while you are both living and full annuity income to the survivor after either one of you has died. The guaranteed number of years you have selected is shown on the Contract Schedule page.
If either you or the Joint Annuitant die before the first Annuity Income Date, we will adjust the annuity income so that it equals what would have been paid under a single life annuity with a guarantee period issued to the survivor. If the person who dies (you or the Joint Annuitant) is an Owner and the survivor is not the deceased Owner's spouse, we will adjust the guarantee period, as required by law, so that it is not longer than the life expectancy of the survivor. This may result in a shorter guarantee period and a higher amount of annuity income.
If you and the Joint Annuitant both die on or after the first Annuity Income Date and before the end of the guarantee period we will provide the remaining annuity income to the Beneficiary(ies) according to the terms of this Contract.
JOINT AND SURVIVOR ANNUITY WITH REDUCED ANNUITY INCOME TO THE SURVIVOR
We will provide full annuity income, beginning with the first Annuity Income Date, jointly to you and the Joint Annuitant while you are both living and reduced annuity income to the survivor. The Owner(s) choose the percentage of annuity income that will be paid to the survivor compared to the amount it would have been with both persons still living. The choice is shown on the Contract Schedule page.
If either you or the Joint Annuitant die before the first Annuity Income Date, we will adjust the annuity income so that it equals what would have been paid under a single life annuity issued to the survivor.
JOINT AND SURVIVOR ANNUITY WITH REDUCED ANNUITY INCOME TO THE SURVIVOR AND A GUARANTEED NUMBER OF YEARS OF ANNUITY INCOME
We will provide annuity income, beginning with the first Annuity Income Date, while either you or the Joint Annuitant is living or for a guaranteed number of years, whichever is longer. The guaranteed number of years you have selected is shown on the Contract Schedule page. We will provide full annuity income jointly to you and the Joint Annuitant while you are both living and reduced annuity income to the survivor. The Owner(s) choose the percentage of annuity income that will be paid to the survivor compared to the amount it would have been with both persons still living. The choice is shown on the Contract Schedule page.
If either you or the Joint Annuitant die before the first Annuity Income Date, we will adjust the annuity income so that it equals what would have been paid under a single life annuity with a guarantee period issued to the survivor. If the person who dies (you or the Joint Annuitant) is an Owner and the survivor is not the deceased Owner's spouse, we will adjust the guarantee period, as required by law, so that it is not longer than the life expectancy of the survivor. This may result in a shorter guarantee period and a higher amount of annuity income.
If you and the Joint Annuitant both die on or after the first Annuity Income Date and before the end of the guarantee period we will provide the remaining annuity income to the Beneficiary(ies) according to the terms of this Contract. If you and the Joint Annuitant die at the same time we will guarantee your Beneficiary(ies) the reduced annuity income that would have been paid to you or the Joint Annuitant had one of you died before the other.
JOINT AND SURVIVOR ANNUITY WITH FULL ANNUITY INCOME TO THE ANNUITANT IF THE JOINT ANNUITANT DIES, BUT REDUCED ANNUITY INCOME TO THE JOINT ANNUITANT IF THE ANNUITANT DIES
We will provide full annuity income, beginning with the first Annuity Income Date, jointly to you and the Joint Annuitant while you are both living. After the death of either of you we will continue to provide annuity income to the survivor, but annuity income will be reduced if the Joint Annuitant is the survivor. Annuity income will not be reduced if you are the survivor. The Owner(s) choose the percentage of annuity income that will be paid to the Joint Annuitant survivor compared to the amount it would have been were the Annuitant still alive. The choice is shown on the Contract Schedule page.
If either you or the Joint Annuitant die before the first Annuity Income Date, we will adjust the annuity income so that it equals what would have been paid under a single life annuity issued to the survivor.
JOINT AND SURVIVOR ANNUITY WITH FULL ANNUITY INCOME TO THE ANNUITANT IF THE JOINT ANNUITANT DIES, BUT REDUCED ANNUITY INCOME TO THE JOINT ANNUITANT IF THE ANNUITANT DIES, AND A GUARANTEED NUMBER OF YEARS OF ANNUITY INCOME
We will provide annuity income, beginning with the first Annuity Income Date, while either you or the Joint Annuitant is living or for a guaranteed number of years, whichever is longer. The guaranteed number of years you have selected is shown on the Contract Schedule page. We will provide full annuity income jointly to you and the Joint Annuitant while you are both living. After the death of either of you we will continue to provide annuity income to the survivor, but annuity income will be reduced if the Joint Annuitant is the survivor. Annuity income will not be reduced if you are the survivor. The Owner(s) choose the percentage of annuity income that will be paid to the Joint Annuitant compared to the amount it would have been with the Annuitant still living. The choice is shown on the Contract Schedule page.
If either you or the Joint Annuitant die before the first Annuity Income Date, we will adjust the annuity income so that it equals what would have been paid under a single life annuity with a guarantee period issued to the survivor. If the person who dies (you or the Joint Annuitant) is an Owner and the survivor is not the deceased Owner's spouse, we will adjust the guarantee period, as required by law, so that it is not longer than the life expectancy of the survivor. This may result in a shorter guarantee period and a higher amount of annuity income.
If you and the Joint Annuitant both die on or after the first Annuity Income Date and before the end of the guarantee period we will provide the remaining annuity income to the Beneficiary(ies) according to the terms of this Contract. If you and the Joint Annuitant die at the same time we will guarantee your Beneficiary(ies) the reduced annuity income that would have been paid to the Joint Annuitant had you died before the Joint Annuitant.

DEFINITIONS
ANNUITANT
You are the Annuitant. You and the Joint Annuitant, if any, receive lifetime annuity income. Either you or the Joint Annuitant generally must be no older than 85 years of age on the Contract Date. You must be an Owner.
ANNUITY INCOME DATES
The dates we determine the amount of annuity income to the Annuitant, the Joint Annuitant, if any, or the Beneficiary. The first Annuity Income Date is shown on the Contract Schedule page. Subsequent Annuity Income Dates will be monthly, quarterly, semi-annual or annual as stated on the Contract Schedule page.
ANNUITY INCOME UNIT
A unit of measure used to calculate the amount of variable annuity income. BENCHMARK RATE OF RETURN
The Benchmark Rate of Return is the net investment return needed to maintain a level income from one Annuity Income Date to the next. The Benchmark Rate of Return you have selected is stated on the Contract Schedule page. It only applies to the variable income portion of this Contract.
BENEFICIARY(IES)
The person(s) who may receive certain benefits under this Contract when there is no longer a living Annuitant or Joint Annuitant.
THE COMPANY, WE OR US
Fidelity Investments Life Insurance Company.
CONTRACT DATE
The date the Contract becomes effective. Your Contract Date is shown on the Contract Schedule page.
FIXED ANNUITY INCOME
Fixed annuity income provides a guaranteed amount of income that will be the same on each Annuity Income Date, unless the Contract calls for a reduction in annuity income upon the death of the Annuitant or Joint Annuitant.
FREE LOOK PERIOD
The period during which the Owner or Owners have the right to return the Contract for a refund. AFTER THIS PERIOD, THE CONTRACT MAY NOT BE RETURNED FOR A REFUND AT ANY TIME.
INVESTMENT OPTIONS
The Subaccounts.
JOINT ANNUITANT
The Joint Annuitant, if any, is named on the application. You and the Joint Annuitant, if any, receive lifetime annuity income. You or the Joint Annuitant generally must be no older than 85 years of age on the Contract Date. The Joint Annuitant may, but need not be, an Owner.
OWNER(S)
The person or persons named as owners on the application. Each Owner must be the Annuitant or the Joint Annuitant. Each Owner has rights as described in the Contract.
SUBACCOUNTS
The portfolios of the Variable Account. The Subaccounts available on the Contract Date are named on the Contract Schedule page.
VALUATION DAY
A Valuation Day is:
(a) Each day the New York Stock Exchange is open for trading; and
(b) Any other day on which the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.
VALUATION PERIOD
The interval of time beginning at the close of business on each Valuation Day and ending at the close of business on the next Valuation Day.
VARIABLE ANNUITY INCOME
Variable annuity income provides income which varies with the investment experience of the selected Investment Options. The amount of income is not guaranteed.
WRITTEN REQUEST
A request in a form acceptable to the Company, signed by the person making it and delivered to the Company at the Annuity Service Center.
YOU
The Annuitant.  The Annuitant is always an Owner.

GENERAL PROVISIONS
ENTIRE CONTRACT
This Contract and the application, a copy of which is attached, are the entire contract between you and the Company.
No change in or waiver of the provisions of the Contract is valid unless the change or waiver is signed by the President or Secretary of the Company.
MISSTATEMENT OF DATE OF BIRTH OR SEX
If the Annuitant's or Joint Annuitant's date of birth or sex has been misstated, we will change the benefits to those which the Net Purchase Payment would have purchased had the correct date of birth and sex been stated. If a misstatement is not discovered until after the first Annuity Income Date we will take the following action: (1) if we provided too much annuity income, we will add interest at the rate of 6% per year compounded annually and withhold annuity income on subsequent Annuity Income Dates until we have recovered the excess; (2) if we provided too little annuity income, we will make up the balance plus interest at the rate of 6% per year compounded annually in a lump sum.
If we are providing annuity income under an option that calls for reduced annuity income following your death or the death of the Joint Annuitant, the survivor must inform the Company of the death of the other. If too much annuity income is provided because of failure to notify the Company, the Company may withhold annuity income on subsequent Annuity Income Dates until it has recovered any excess amounts.
REPORTS
If part or all of your Purchase Payment is allocated to variable annuity income, the Company will send you a statement showing the number of Annuity Income Units in each variable Investment Option, and the value of each Annuity Income Unit, at least once each year, and each time you transfer Annuity Income Units among the Investment Options.
PROOF OF DEATH
Any Beneficiary claiming an interest in the Contract must provide the Company in writing with due proof of death of the Annuitant and the Joint Annuitant (if any) at the Annuity Service Center. We will not be responsible for any annuity income paid to the Annuitant or the Joint Annuitant (if any) before we receive due proof of death at the Annuity Service Center.
PROOF OF SURVIVAL
Where provision of annuity income under this Contract depends on a person being alive on a given date, proof of survival may be required by the Company prior to making any payments.
PROTECTION OF PROCEEDS
To the extent allowed by law, annuity income is not subject to the claims of creditors or to legal process.
TERMINATION
This Contract will terminate on the later of:
(a) The time when you and the Joint Annuitant, if any, are no longer alive;
and
(b) The final guaranteed Annuity Income Date, if any.
This may not apply if a supplemental contract is issued to a Beneficiary. NONPARTICIPATING
This Contract does not participate in the profits or surplus of the Company.
ASSIGNMENT
You may not assign this Contract.
DETERMINATION OF VALUES
The method of determination by the Company of the number and value of Annuity Income Units and other values shall be binding upon each Owner, the Annuitant, the Joint Annuitant (if any) and each Beneficiary.
CONTRACT TO CONFORM TO INTERNAL REVENUE CODE
All terms of this Contract will be interpreted in accordance with the applicable provisions of section 72(s) of the Internal Revenue Code. We reserve the right to make changes to the Contract in order to conform to the provisions of the Internal Revenue Code.
WRITTEN NOTICE TO THE ANNUITY SERVICE CENTER
Whenever any notice is required under the Contract, the Company will not be liable for any action it takes before proper notice is received at the Annuity Service Center.

PURCHASE PAYMENT
PURCHASE PAYMENT
You purchase this Contract with a single Purchase Payment. You may not make additional Purchase Payments.
NET PURCHASE PAYMENT
The Net Purchase Payment is the Purchase Payment less any state, federal, or local taxes related to the amount of the Purchase Payment.
ALLOCATION OF PURCHASE PAYMENT
The allocation of your Net Purchase Payment between fixed and variable annuity income is shown on the Contract Schedule page. Any portion of your Purchase Payment allocated to fixed annuity income will always remain allocated to fixed annuity income. Similarly, any portion of your purchase payment allocated to variable annuity income will always remain allocated to variable annuity income, but you can reallocate the variable portion of your Contract among the various Investment Options at any time.
The entire portion of the Net Purchase Payment that you allocate to the Variable Account will be invested in the Money Market Investment Option until the end of the Free Look Period. Any amount in the Money Market Investment Option will then be transferred to the Investment Options in the percentages the Owner(s) selected. ONCE THE FREE LOOK PERIOD EXPIRES, THE CONTRACT MAY NOT BE RETURNED FOR A REFUND.
THE VARIABLE ACCOUNT
VARIABLE ACCOUNT
The Company established the Fidelity Investments Variable Annuity Account I ("the Variable Account") to support the operation of this Contract and other variable annuity contracts the Company may offer.
The Company owns the assets in the Variable Account. Income, gains and losses, whether or not realized, from assets allocated to the Variable Account will be credited to or charged against the Variable Account without regard to the Company's other income, gains or losses.
Assets equal to the reserves and other liabilities of the Variable Account will not be charged with liabilities that arise from any other business the Company conducts. The Company has the right to transfer to its general account any assets of the Variable Account which are in excess of those reserves and liabilities.
All transactions (e.g. transfers) are executed as of the date the request is received in good order at the Annuity Service Center. All values that depend on the performance of an Investment Option will be determined as of the end of the Valuation Period in which the transaction is executed.
When you request a transfer from an Investment Option, the crediting of the amount transferred may be delayed. This can occur if the Investment Option you are transferring from invests in an investment portfolio which is permitted under federal securities regulation to delay payment of proceeds to the Investment Option. During this period, the amount transferred will be uninvested.
The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Variable Account is also subject to the laws of the State of Utah.
INVESTMENT OPTIONS
On the Contract Date the Variable Account consists of the Investment Options listed on the Contract Schedule. The Company reserves the right to delete any Investment Option of the Variable Account or to add new Investment Options. The Variable Account may invest in mutual funds, unit investment trusts and other investment portfolios which the Company determines to be suitable for this Contract. The assets of the Variable Account are valued each Valuation Period. Each Investment Option invests in a designated investment portfolio. Interests in an investment portfolio are purchased for an Investment Option at their net asset value.
You will share only the income, gains and losses of the Investment Options to which reserves for the Contract have been allocated. The values and benefits of this Contract depend on the investment performance of the Investment Options you select. The Company does not guarantee the investment performance of the investment portfolios. You bear the full investment risk for amounts allocated to Investment Options.
The investment policies of an Investment Option may not be changed without all necessary approvals of the Utah Insurance Department.
The Company retains the right to make additions to, deletions from or substitutions for any of the investment portfolios in which the Investment Options invest. Such an addition, deletion or substitution would be subject to all necessary approvals.
CHARGES AGAINST THE INVESTMENT OPTIONS
In determining Annuity Income Unit values, the Company makes a daily charge equivalent to an effective annual rate of 1% against the assets of each Investment Option.

NET INVESTMENT FACTOR
The Net Investment Factor is an index used to measure the investment performance of an Investment Option from one Valuation Period to the next. The Net Investment Factor can be greater or less than one; therefore, the value of an Annuity Income Unit may increase or decrease.
The Net Investment Factor for each Investment Option for a Valuation Period is determined by adding (a) and (b), subtracting (c) and then dividing the result by (a) where:
(a) Is the value of the assets at the end of the preceding Valuation
Period;
(b) Is the investment income and capital gains, realized or unrealized, credited during the current Valuation Period;
(c) is the sum of:
(1) The capital losses, realized or unrealized, charged during the current Valuation Period plus any amount charged or set aside for taxes during the current Valuation Period;
PLUS
(2) The deduction from the Investment Option during the current Valuation Period representing the daily charge referenced above equivalent to an effective annual rate of 1%.
TAXES
The earnings of the Variable Account are taxed as part of the operations of the Company. At the present time, the Company does not expect to incur taxes on earnings of any Investment Option to the extent that earnings are credited under the Contract. If the Company incurs taxes due to the operation of the Variable Account, it may make charges for such taxes against the Investment Options.
TRANSFERS AMONG INVESTMENT OPTIONS
You may transfer amounts among the Investment Options without charge by request to the Annuity Service Center. You must tell us the percentage you want in each Investment Option for your new allocation. The Company reserves the right to limit the number of transfers among Investment Options to not fewer than six transfers per calendar year.
POSTPONEMENT OF BENEFITS
We will usually send annuity income within seven days of the Annuity Income Date. We will usually send any lump sum distributions to Beneficiaries within seven days of the day we receive proper notice. We will usually send any Death Benefit within seven days after we receive due proof of your death (for a single life Contract) or the deaths of you and the Joint Annuitant (for a joint life Contract). However, we may delay sending these amounts if (1) the disposal or valuation of the Variable Account's assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (2) the SEC by order permits postponement for any other reason.
RESERVED RIGHTS
The Company reserves the right to:
(a) Combine the Variable Account with other variable accounts.
(b) Deregister the Variable Account under the Investment Company Act of 1940 if registration is no longer required.
(c) Operate the Variable Account as a management investment company under the Investment Company Act of 1940 or in any other form allowed by law.
(d) Make changes required by any change in the Investment Company Act of 1940.
DEATH BENEFIT
DEATH BENEFIT
If you and the Joint Annuitant, if any, are not alive on the first Annuity Income Date the Contract will be canceled and we will make a refund equal to your Purchase Payment to your Beneficiary or Beneficiaries.
OWNER(S), ANNUITANT, JOINT ANNUITANT AND BENEFICIARY(IES)
OWNER
After this Contract is issued, each Owner named in the application has the following rights: (a) the right to change any Beneficiary; (b) the right to cancel the Contract during the Free Look Period; (c) the right to reallocate among the Investment Options once the Free Look Period has ended; and (d) the right to instruct us how to vote shares of an investment portfolio attributable to the Contract.
These rights will pass from the last surviving Owner to the Joint Annuitant (if any), if still alive. When no Owner or Joint Annuitant is still alive, each Beneficiary will have the right (a) to reallocate among the Investment Options; and (b) to instruct us how to vote shares of an investment portfolio attributable to the Contract with respect to his or her share of annuity income.
ANNUITANT
You are the Annuitant and have the right to receive annuity income under the terms of the Contract. You also have rights as an Owner as described above.
JOINT ANNUITANT
The Joint Annuitant, if any, has the right to receive annuity income jointly with you under the terms of the Contract. The Joint Annuitant may also be an Owner initially, or succeed to the rights of the Owner(s) as described above.
BENEFICIARY
You name one or more Beneficiaries on the application. You may change Beneficiaries later, unless you have designated an irrevocable Beneficiary, in which case we will require the written consent of the irrevocable Beneficiary. The Beneficiary will receive a refund of the Purchase Payment if you and the Joint Annuitant, if any, are not living on the first Annuity Income Date. The Beneficiary or Beneficiaries will receive any remaining guaranteed annuity income if neither you nor the Joint Annuitant (if any) survives to the end of the guarantee period. Surviving Beneficiaries will receive equal shares unless you have indicated otherwise on your application. If no Beneficiary survives you and the Joint Annuitant (if any) and the guarantee period has not ended, we will provide a lump sum to the estate of the last to die of you and the Joint Annuitant.
The Beneficiary has choices if you (and the Joint Annuitant, if any) die before the end of the guarantee period:
The Beneficiary may choose (a) to continue receiving annuity income on each remaining Annuity Income Date, or (b) to receive a lump sum instead. The Beneficiary must notify us within 60 days of the date we receive notice of the relevant death to elect a lump sum. Otherwise, the Beneficiary will receive annuity income for the remaining guaranteed Annuity Income Dates. If a Beneficiary receiving annuity income dies, a lump sum will be provided to the Beneficiary's estate. The fixed annuity income portion of any lump sum will be the present value of the annuity income for the remaining guaranteed Annuity Income Dates, discounted at a rate that is one percent greater than the ten year United States Treasury Bond rate on the day we receive due proof of the Beneficiary's death at the Annuity Service Center. The variable annuity income portion will be the present value of the annuity income over the remaining guaranteed Annuity Income Dates, based on interest compounded annually at the Benchmark Rate of Return that we used in determining the annuity income on the first Annuity Income Date.
If we believe that the first annuity income amount due to any Beneficiary will be less than $50, we may instead provide a lump sum for the value of all remaining annuity income. The amount of the lump sum will be determined on the same basis as described above for other lump sums.
CHANGE OF BENEFICIARY
A change of Beneficiary must be in written form satisfactory to the Company. The change will not be effective until the form is received by the Company at the Annuity Service Center.
ANNUITY PROVISIONS
ANNUITY INCOME DATES
The first Annuity Income Date you selected is shown on the Contract Schedule page. We provide annuity income beginning with the first Annuity Income Date. The first Annuity Income Date generally may be no earlier than 30 days and in any event no more than one year after the Contract Date. The first Annuity Income Date must be either the first or the fifteenth day of a month. All subsequent Annuity Income Dates will be on the same day of the month as the first Annuity Income Date. The frequency of Annuity Income Dates you have selected is shown on the Contract Schedule page.
ANNUITY INCOME OPTIONS
The Annuity Income Option you selected is shown on the Contract Schedule page. We will provide annuity income to you, and the Joint Annuitant, if any, listed there. If a guarantee period is also indicated on the Contract Schedule page and you, and the Joint Annuitant, if any, do not live past the guarantee period, any remaining annuity income will be provided to the Beneficiary(ies).
FIXED ANNUITY INCOME
Fixed annuity income provides a guaranteed amount of income that will be the same on each Annuity Income Date, unless the Contract calls for a reduction in annuity income upon the death of the Annuitant or Joint Annuitant.
VARIABLE ANNUITY INCOME
Variable annuity income provides income which varies with the investment experience of the selected Investment Options. The amount of income is not guaranteed.
COMBINATION ANNUITY INCOME
A combination of fixed and variable annuity income provides a portion of income which is guaranteed in amount and a portion which will vary in amount according to the investment experience of the selected Investment Options.

ANNUITY INCOME UNIT VALUE
The Annuity Income Unit Value for each Investment Option for any Valuation Period is equal to (a) multiplied by (b) multiplied by (c) where:
(a) Is the Net Investment Factor for the Valuation Period for which the Annuity Income Unit Value is being calculated;
(b) Is the Annuity Income Unit Value for the preceding Valuation Period;
and
(c) Is the daily Benchmark Rate of Return factor (shown on the Contract Schedule page) adjusted for the number of days in the Valuation Period. DETERMINATION OF VARIABLE ANNUITY INCOME
The portion of your Purchase Payment that you allocate to variable annuity income initially purchases Free Look Units. The value of the Free Look Units reflects the Investment performance of the Money Market Investment Option. We will determine the amount of Free Look Units purchased on the Contract Date based upon (a) the age and sex of the Annuitant (and the Joint Annuitant, if any); (b) the type of annuity income you choose; (c) the frequency of Annuity Income Dates you choose; (d) the first Annuity Income Date you choose; (e) the Benchmark Rate of Return you choose; and
(f) the value of the Free Look Units on the Contract Date. At the end of the Free Look Period, the Free Look Units will be exchanged for Annuity Income Units in the Investment Options you specified.
Variable annuity income is calculated based on the Annuity Income Units credited to the Investment Options. Variable annuity income for an Annuity Income Date will be equal to the amount we determine by multiplying the number of Annuity Income Units by the value of an Annuity Income Unit on that date. Variable annuity income depends upon the investment experience of the Investment Options.
If you select a combination fixed and variable annuity income, we will guarantee a minimum annuity income amount for each Annuity Income Date.
The remainder will vary according to the investment experience of the Investment Options.
EXCHANGE OF ANNUITY INCOME UNITS
Annuity Income Units of any Investment Option may be exchanged for units of any other Investment Option by request to the Annuity Service Center. The exchange, which must be in accordance with the Company's then current rules, will be effective as of the end of the Valuation Period in which the request is received and will affect payments determined after that Valuation Period. The exchange will be based on the relative value of each Investment Option's Annuity Income Units.

FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
SALT LAKE CITY, UTAH
SELF DIRECTED INCOME ANNUITY
VARIABLE AND/OR FIXED INCOME
NONPARTICIPATING
ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON
INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE
NOT GUARANTEED AS TO DOLLAR AMOUNT.